Exhibit (a)(1)

AMENDED OFFER TO PURCHASE FOR CASH 1,600,000

SHARES OF COMMON STOCK OF

AMERICAN REALTY CAPITAL NEW YORK CITY REIT, INC.

TO INCREASE THE PURCHASE PRICE TO

$16.02 PER SHARE

by: COMRIT INVESTMENTS 1, LIMITED PARTNERSHIP (the “Purchaser”)

THE OFFER, WITHDRAWAL RIGHTS, AND PRORATION PERIOD WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON March 20, 2018, UNLESS THE OFFER IS EXTENDED.

On January 29, 2018, the Purchaser distributed an offer to purchase (the “Original Offer to Purchase”) and a related Assignment Form in connection with an offer to purchase up to a maximum of 1,600,000 shares of common stock, par value $0.01 per share (the “Shares”), in AMERICAN REALTY CAPITAL NEW YORK CITY REIT, INC. (the “Corporation”) at a price of $14.68 per Share. By this Amended Offer to Purchase (this “Amended Offer to Purchase,” and together with the Original Offer to Purchase, as the same may be further amended or supplemented from time to time, the “Offer to Purchase”), the Purchaser amends the Original Offer to Purchase as described herein. Each reference in the Original Offer to Purchase to the purchase price per Share of “$14.68” shall now hereby be amended by replacing it with “$16.02”.

This Amended Offer to Purchase should be read in conjunction with the Original Offer to Purchase. This Amended Offer to Purchase, the Original Offer to Purchase and the related Amended Assignment Form attached hereto, as each may be supplemented or amended from time to time, constitute the “Offer.” The Offer is also amended to extend the expiration date until 11:59 p.m., Eastern Time on March 20, 2018. The Offer was originally scheduled to expire at 11:59 p.m., Eastern Time on March 6, 2018. Any dividends paid or reinvested pursuant to the Corporation’s distribution reinvestment plan after March 20, 2018, or such other date to which this Offer may be extended (the “Expiration Date”), by the terms of the Offer, would be assigned by tendering Shareholders to the Purchaser. Tender of Shares will include the tender of any and all securities into which the Shares may be converted and any securities distributed with respect to the Shares from and after January 29, 2018 (the “Offer Date”).

The Purchaser is not affiliated with the Corporation or its management. The Purchaser hereby offers to purchase 1,600,000 Shares at a purchase price equal to $16.02 per Share, in cash, without interest, upon the terms and subject to the conditions set forth in the Offer.

The Corporation had 13,740 holders of record owning an aggregate of 30,736,654 shares of common stock outstanding as of February 28, 2017, and 31,237,326 shares of common stock outstanding as of October 31, 2017, according to its according to its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “2016 Form 10-K”) and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 (the “Third Quarter 10-Q”), respectively. The Purchaser and its affiliates currently beneficially own approximately 45,202 shares of common stock in the Corporation, or less than 0.15% of the common stock outstanding as of October 31, 2017. The 1,600,000 Shares subject to the Offer constitute approximately 5.12% of the outstanding shares of common stock of the Corporation. Consummation of the Offer, if all Shares sought are tendered, would require payment by the Purchaser of up to $25,632,000 in aggregate purchase price, which the Purchaser intends to fund out of its existing capital and assets.

Holders of Shares (“Shareholders”) are urged to consider the following factors:

•                  Shareholders who tender their Shares will give up the opportunity to participate in any future benefits from the ownership of Shares, including potential future dividends by the Corporation from property operations or dispositions, and the purchase price per Share payable to a tendering Shareholder by the Purchaser may be less than the total amount which might otherwise be received by the Shareholder with respect to the Share from the Corporation.

•                  The Purchaser is making the Offer for investment purposes and with the intention of making a profit from the ownership of the Shares. In establishing the purchase price of $16.02 per Share, the Purchaser is motivated to establish the lowest price which might be acceptable to Shareholders consistent with the Purchaser’s objectives. There is no public market for the Shares, and neither the Shareholders nor the Purchaser have any accurate means for determining the actual present value of the Shares. Although there can be no certainty as to the actual present value of the Shares, the Corporation has estimated a net asset value per Share (the “Estimated Per-Share NAV”) of $20.26 as of June 30, 2017, based on disclosure in its Third Quarter 10-Q. It should be noted, however, that the Purchaser has not made an independent appraisal of the Shares or the Corporation’s properties in connection with the Offer and is not qualified to appraise real estate. Furthermore, there can be no assurance as to the timing or amount of any future Corporation dividends, and there cannot be any assurance that the Purchaser’s estimate accurately reflects an approximate value of the Shares or that the actual amounts which may be realized by holders for the Shares may not vary substantially from this estimate.

•                  Central Trade and Transfer, LLC, an affiliate of Orchard Securities, LLC, Member FINRA/SIPC (“CTT”), who will facilitate the settlement of and payment for the tendered Shares in conjunction with Corporation’s transfer agent, is independent of the Purchaser. However, CTT is also not acting on behalf of the Shareholders and owes no duty to the Shareholders, fiduciary or otherwise, to advise them of their rights under this Offer. Further, neither CTT nor the Purchaser has any rights with respect to the Shares prior to the Expiration Date and acceptance by the Purchaser for payment. Further, by tendering your Shares, you are agreeing to arbitrate any disputes that may arise between you and any other party related to the Offer, to subject yourself to personal jurisdiction in Maryland, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.

•                  The Offer allows Shareholders the option to sell ‘All or None’ of their Shares, thereby allowing Shareholders the option to avoid proration if more than 1,600,000 Shares are tendered. See Section 2 — Acceptance for Payment and Payment for Shares; Proration and Section 4 — Withdrawal Rights below. The Purchaser may accept only a portion of the Shares tendered by a Shareholder if a total of more than 1,600,000 Shares are tendered and the Shareholder does not select the ‘All or None’ option.

•                  THE OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. IF MORE THAN 1,600,000 SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER WILL ACCEPT FOR PURCHASE 1,600,000 SHARES FROM TENDERING SHAREHOLDERS (WHO DO NOT ELECT THE ‘ALL OR NONE’ OPTION) ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. A SHAREHOLDER MAY TENDER ANY OR ALL SHARES OWNED BY SUCH SHAREHOLDER.

The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the

Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, subject to the restriction below, (ii) upon the occurrence of any of the conditions specified in Section 13 below and prior to the Expiration Date, to terminate the Offer and not accept for payment any Shares, and (iii) to amend the Offer in any respect prior to the expiration date. Notice of any such extension, termination, or amendment will promptly be disseminated to Shareholders in a manner reasonably designed to inform Shareholders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934 (the “Exchange Act”). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

After reviewing the Purchaser’s original offer, the Corporation’s Board of Directors (the “Board”) unanimously recommended that Shareholders not tender their Shares pursuant to the Purchaser’s original offer. The Corporation’s and its Board’s full response to the Purchaser’s original offer is included in the Corporation’s Schedule 14D-9, as filed with the Securities and Exchange Commission (the “SEC”) on February 6, 2018. As part of the Corporation’s response to the Purchaser’s original offer, the Corporation commenced a tender offer for up to 1,935,484 shares of the Corporation’s common stock on February 6, 2018 at a price of $15.50 per share (the “Corporation Offer”).

February 12, 2018

IMPORTANT

The Purchaser has determined, in light of the Corporation Offer, to increase the price per Share of the Purchaser’s Offer from $14.68 to $16.02. The Purchaser has also extended the Expiration Date for the Offer until 11:59 p.m., Eastern Time, on March 20, 2018. The Offer was originally scheduled to expire at 11:59 p.m., Eastern Time, on March 6, 2018.

If you have not previously tendered Shares in this Offer and you wish to tender all or any portion of your Shares, you should follow the instructions described in Section 3 of this Offer to Purchase. You may tender your Shares using the Amended Assignment Form provided herewith and following the procedures for tendering shares set forth in this Offer to Purchase.

If you have previously tendered your Shares in this Offer, and you do not wish to withdraw the tender of those Shares or increase the number of Shares tendered, you do not need to take any further action in response to this Offer to Purchase. As a result of the increase in the purchase price from $14.68 to $16.02, any Shares previously tendered into the Offer will now be deemed to have been tendered at $16.02 per Share.

If you have previously tendered Shares in this Offer, and you wish to withdraw the tender of all or any portion of those Shares, please follow the procedures for withdrawal of tendered shares, as set forth in Section 4 of this Offer to Purchase.

If you have previously tendered Shares in this Offer, and you wish to increase the number of Shares tendered, you must withdraw all previously tendered Shares in accordance with the procedures described in Section 4 of this Offer to Purchase and submit a new and later-dated Amended Assignment Form containing your new instructions in accordance with the procedures contained in Section 3 of this Offer to Purchase or, if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, follow the procedures given to you by such party or contact such party and request that your prior instructions with respect to your tendered Shares be changed.

If you have previously tendered Shares in the Corporation Offer and wish to withdraw such tender and tender your Shares into this Offer, you must follow the instructions contained in Section 4 of the Corporation’s Offer to Purchase filed with the SEC on February 6, 2018 (the “Corporation Offer to Purchase”). Following the withdrawal of your Shares from the Corporation Offer, you must submit an Amended Assignment Form containing your instructions in accordance with the procedures contained in Section 3 of this Offer to Purchase or, if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, follow the procedures given to you by such party or contact such party.

This Amended Offer to Purchase should be read in conjunction with the Original Offer to Purchase.

Any Shareholder desiring to tender any or all of such Shareholder’s Shares should complete and sign the Amended Assignment Form in accordance with the instructions in the Amended Assignment Form and mail, deliver or telecopy the Amended Assignment Form and any other required documents to CTT at the address or facsimile number set forth below.

Central Trade and Transfer, LLC

401 South 850 East, Suite C1

Lehi, Utah 84043

Telephone: 1-800-327-9990

Facsimile: 626-283-5370

E-Mail Address: offer@cttauctions.com

Questions or requests for assistance or additional copies of this Offer to Purchase or the Amended Assignment Form may be directed to CTT at 1-800-327-9990. However, CTT is not acting on behalf of the Shareholders and owes no duty to the Shareholders, fiduciary or otherwise, to advise them of their rights under this Offer.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE AMENDED ASSIGNMENT FORM. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

The Corporation is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (the “Commission”) relating to its business, financial condition and other matters. Such reports and other information are available on the Commission’s electronic data gathering and retrieval (“EDGAR”) system at its internet web site at www.sec.gov and may be inspected at the public reference facilities maintained by the Commission at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

The Purchaser has filed with the Commission an amended Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.

SUMMARY OF THE AMENDED OFFER

The Purchaser is offering to purchase up to 1,600,000 Shares for $16.02 per Share in cash. The following are some of the questions that you, as a Shareholder of the Corporation, may have and answers to those questions. The information in this Summary is not complete, and we urge you to carefully read the pages following the Summary and the accompanying Amended Assignment Form.

WHO IS OFFERING TO BUY MY SECURITIES?

The offer to purchase your Shares is being made by Comrit Investments 1, Limited Partnership, a Cayman Islands Exempted Limited Partnership. The Purchaser is a real estate investment fund. Comrit Investments Ltd., a limited liability private company organized under the laws of the State of Israel, is the general partner of the Purchaser. The Purchaser is not affiliated with the Corporation or its management.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

We are seeking to purchase up to 1,600,000 Shares of common stock in the Corporation.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

We are offering to pay $16.02 per Share, net to you in cash. Any dividends paid or reinvested pursuant to the Corporation’s distribution reinvestment plan after the Expiration Date would, by the terms of the Offer and as set forth in the Amended Assignment Form, be assigned by tendering Shareholders to the Purchaser. If you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

If the total amount of Shares sought is purchased, the Purchaser’s capital commitment will be approximately $25,632,000. The Purchaser currently has sufficient funded capital to fund all of its commitments under this Offer and all other tender offers it may be presently making.

IS THE FINANCIAL CONDITION OF THE BIDDERS RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

Because this is a cash offer that is not conditioned on financing being available, and the Purchaser has more than adequate resources and no intention to take control of the Corporation, we do not believe that additional information concerning the Purchaser’s financial condition is relevant to your decision.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

You will have at least until 11:59 p.m., Eastern Time, on March 20, 2018, to decide whether to tender your Shares in the Offer.

WILL ALL OF THE SHARES I TENDER BE ACCEPTED BY THE PURCHASER?

The Purchaser desires to purchase up to 1,600,000 Shares. If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 1,600,000, we will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 1,600,000 Shares are so tendered and not withdrawn, we will accept for payment and pay for 1,600,000 Shares so tendered, pro rata according to the number of Shares so tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate. However, you have the option to sell ‘All or None’ of your Shares by checking the appropriate box on the Amended Assignment Form. If you check that box, we will only purchase your Shares if we can purchase all of your Shares; otherwise, you will be deemed to automatically withdraw your tender. See Section 2 — Acceptance for Payment and Payment for Shares; Proration and Section 4 — Withdrawal Rights below.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

The Offer can be extended in our discretion.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If we extend the offer, we will make a public announcement of the extension, not later than 9:00 a.m., Eastern Time, on the business day after the day on which the Offer was scheduled to expire. Any public announcement of the extension will be made publicly available on the Commission’s website using the EDGAR database, or you can check CTT’s website at www.cttauctions.com/offerdisclosures to see if the Offer has been extended.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

There are no conditions to the Offer based on a minimum number of Shares tendered, the availability of financing, or the success of the Offer. However, we may not be obligated to purchase any Shares if certain conditions occur, such as legal or government actions which would prohibit the purchase. Furthermore, we are not obligated to purchase any Shares which are validly tendered if, among other things, there is a material adverse change in the Corporation or its business. Please see the discussion in Section 13 — Conditions of the Offer below for a description of all conditions. Further, by tendering your Shares, you are agreeing to arbitrate any disputes that may arise between you and any other party related to the Offer, to subject yourself to personal jurisdiction in Maryland, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.

WHEN WILL YOU PAY ME FOR THE SHARES I TENDER?

Upon the Expiration of the Offer and our acceptance of the Shares you tender, we will pay you upon confirmation that the Shares have been transferred to us.

HOW DO I TENDER MY SHARES?

To tender your Shares, you must deliver a completed Amended Assignment Form to CTT at: Central Trade and Transfer, LLC, 401 South 850 East, Suite C1, Lehi, Utah 84043 (Telephone: 801-553-1031; Facsimile Transmission: 626-283-5370; Email: offer@cttauctions.com), no later than the time the Offer expires.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

Shareholders who tender their Shares in response to the Offer will have the right to withdraw their tendered Shares at any time prior to the Expiration Date.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

To withdraw Shares, you must deliver to CTT a written or facsimile transmission notice of withdrawal identifying the name of the person who tendered Shares to be withdrawn, signed by the same persons and in the same manner as the Amended Assignment Form tendering the Shares, prior to the Expiration Date.

WHAT DOES THE CORPORATION THINK OF THE AMENDED OFFER?

After reviewing the Purchaser’s original offer, the Board unanimously recommended that Shareholders not tender their Shares pursuant to the Purchaser’s original offer. The Corporation’s and its Board’s full response to the Purchaser’s original offer is included in the Corporation’s Schedule 14D-9, as filed with the SEC on February 6, 2018. As part of the Corporation’s response to the Purchaser’s original offer, the Corporation commenced the Corporation Offer for up to 1,935,484 shares of the Corporation’s common stock on February 6, 2018 at a price of $15.50 per share.

The Purchaser has not sought the approval or disapproval of the Corporation with respect to this amended Offer. The Corporation may be expected to respond with the Corporation’s position on this Offer within two weeks from the date hereof.

IF I TENDERED SHARES UNDER THE ORIGINAL OFFER TO PURCHASE AND I DO NOT WISH TO WITHDRAW THOSE SHARES, DO I NEED TO DO ANYTHING FURTHER?

No. If you have previously tendered your Shares, and you do not wish to withdraw the tender of those Shares or increase the number of Shares tendered, you do not need to take any further action in response to this Offer. As a result of the increase in the price per Share from $14.68  to $16.02, any Shares previously tendered into the Offer at any price per Shares will now be deemed to have been tendered at $16.02.

IF I TENDERED SHARES UNDER THE ORIGINAL OFFER TO PURCHASE AND I WISH TO INCREASE THE NUMBER OF SHARES TENDERED, WHAT DO I NEED TO DO?

If you have previously tendered Shares, and you wish to increase the number of Shares tendered, you must withdraw all previously tendered Shares in accordance with the procedures described in Section 4 of this Offer to Purchase and submit a new and later-dated Amended Assignment Form (which will supersede your original Assignment Form) containing your new instructions in accordance with the procedures contained in Section 3 of this Offer to Purchase or, if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, follow the procedures given to you by such party or contact such party and request that your prior instructions with respect to your tendered shares be changed. See Section 3 of this Offer to Purchase.

IF I TENDERED SHARES UNDER THE CORPORATION OFFER AND I WISH TO WITHDRAW SUCH SHARES AND TENDER SHARES INTO THIS OFFER, WHAT DO I NEED TO DO?

If you have previously tendered Shares in the Corporation Offer and wish to withdraw such tender and tender your Shares into this Offer, you must follow the instructions contained in Section 4 of the Corporation Offer to Purchase (the “Company Offer to Purchase”). Following the withdrawal of your Shares from the Corporation Offer, you must submit an Amended Assignment Form containing your instructions in accordance with the procedures contained in Section 3 of this Offer to Purchase or, if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, follow the procedures given to you by such party or contact such party.

WILL THE CORPORATION CONTINUE AS A PUBLIC COMPANY?

Yes. The Corporation reported 13,740 holders of its common stock as of February 28, 2017. It is not possible for this Offer to reduce the number of shareholders below 300 (the point at which a company may cease to be public).

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

The Purchaser does not anticipate that Shares held by non-tendering Shareholders will be affected by the completion of the Offer.

WHAT ARE THE PURCHASER’S FUTURE INTENTIONS CONCERNING THE CORPORATION?

The Purchaser has no present intention to seek control of the Corporation or to change the management or operations of the Corporation. The Purchaser does not have any present intention to take action in connection with the liquidation of the Corporation or with any extraordinary transaction concerning the Corporation or its assets. Although the Purchaser does not have any present intention to take any action with respect to management or control of the Corporation, the Purchaser reserves the right, at an appropriate time, to exercise its rights as a shareholder to vote on matters subject to a shareholder vote, including any vote affecting the sale of the Corporation’s assets and the liquidation and dissolution of the Corporation. Thus, if the Purchaser purchases a significant number of the outstanding Shares of the Corporation (pursuant to this and any other tender offers and other purchases), it may be in a position to control the Corporation by virtue of being able to vote in board of directors elections and other matters requiring shareholder consent.

WHAT IS THE MARKET VALUE OF MY SHARES?

The Shares do not have a readily ascertainable market value, and neither the Shareholders nor the Purchaser has any accurate means for determining the actual present value of the Shares. According to the Corporation, “There is no regular established trading market for our shares of common stock” (2016 Form 10-K). Although there can be no certainty as to the actual present value of the Shares, the Corporation reported an Estimated Per-Share NAV of $20.26 as of June 30, 2017 (Third Quarter 10-Q). While the Corporation also has an operating Share Repurchase Program (“SRP”), on June 14, 2017, the Company announced that its board of directors had adopted an amendment and restatement of the SRP whereby, subject to certain conditions, only repurchase requests made following the death or qualifying disability of stockholders that purchased shares of the Company’s common stock or received their shares from the Company (directly or indirectly) through one or more non-cash transactions would be considered for repurchase (Third Quarter 10-Q). Repurchases under the SRP for any fiscal semester are limited to a maximum of 2.5% of the weighted average number of shares of common stock outstanding during the previous fiscal year, with a maximum for any fiscal year of 5.0% of the weighted average number of shares of common stock outstanding on December 31 of the previous calendar year. In addition, the Corporation is only authorized to repurchase shares in a given fiscal semester up to the amount of proceeds received from its distribution reinvestment plan in that same fiscal semester, as well as any reservation of funds the Corporation’s board of directors, may, in its sole discretion, make available for this purpose. If the establishment of an Estimated Per-Share NAV occurs during any fiscal semester, any repurchase requests received during such fiscal semester will be paid at the Estimated Per-Share NAV applicable on the last day of the fiscal semester (Third Quarter 10-Q).

In response to the Purchaser’s tender offer described in the Original Offer to Purchase, the Corporation commenced the Corporation Offer to purchase up to 1,935,484 shares of common stock for a purchase price of $15.50 per share. It should be noted that the Purchaser has not made an independent appraisal of the Shares or the Corporation’s properties in connection with the Offer and is not qualified to appraise real estate. Accordingly, there can be no assurance that this estimate accurately reflects an approximate value of the Shares or that the actual amounts which may be realized by Shareholders for the Shares may not vary substantially from this estimate.

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can call CTT, toll-free, at 800-327-9990. However, CTT is not acting on behalf of the Shareholders and owes no duty to the Shareholders, fiduciary or otherwise, to advise them of their rights under this Offer.

To the Shareholders of AMERICAN REALTY CAPITAL NEW YORK CITY REIT, INC.:

INTRODUCTION

The Purchaser hereby offers to purchase 1,600,000 Shares at a purchase price of $16.02 per Share (“Offer Price”), in cash, without interest, upon the terms and subject to the conditions set forth in this Offer. Shareholders who tender their Shares will not be obligated to pay any Corporation transfer fees, or any other fees, expenses or commissions in connection with the tender of Shares. The Purchaser will pay all such costs and all charges and expenses of CTT and its affiliates. For further information concerning the Purchaser, see Section 11 below and Schedule I hereto. The Purchaser is not affiliated with the Corporation or the Corporation’s management. The address of the Corporation’s principal executive offices is 405 Park Avenue, 4th Floor, New York, New York 10022, and its phone number is (212) 415-6500.

Establishment of the Offer Price

The Purchaser has set the Offer Price at $16.02 per Share. In determining the Offer Price, the Purchaser analyzed a number of quantitative and qualitative factors, including: (i) the Corporation Offer to purchase up to 1,935,484 shares of common stock at a price of $15.50 per share, (ii) the lack of a secondary market for resales of the Shares and the resulting lack of liquidity of an investment in the Corporation; (iii) the estimated value of the Corporation’s real estate assets; and (iii) the costs to the Purchaser associated with acquiring the Shares.

The Corporation made the following statement in the 2016 Form 10-K: “There is no regular established trading market for our shares of common stock.” The lack of any public market for the sale of Shares means that Shareholders have limited alternatives if they seek to sell their Shares. Please see the discussion of market prices above under “WHAT IS THE MARKET VALUE OF MY SHARES?”

The Purchaser is offering to purchase Shares which are an illiquid investment and is not offering to purchase the Corporation’s underlying assets. Although there can be no certainty as to the actual present value of the Shares, the Corporation reported an Estimated Per-Share NAV of $20.26 as of June 30, 2017 (Third Quarter 10-Q), based on an estimated fair value of its assets less the estimated fair value of its liabilities, divided by its then-outstanding number of shares of common stock on a fully diluted basis (Third Quarter 10-Q). Accordingly, the underlying asset value of the Corporation is only one factor used by the Purchaser in arriving at the Offer Price. Additionally, in response to the Purchaser’s tender offer described in the Original Offer to Purchase, the Corporation commenced the Corporation Offer to purchase up to 1,935,484 shares of common stock for a purchase price of $15.50 per share.

In establishing the Offer Price of $16.02 per Share, the Purchaser is motivated to establish the lowest price which might be acceptable to Shareholders consistent with the Purchaser’s objectives, but is nonetheless above the price offered by the Corporation in the Corporation Offer. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness. Other measures of the value of the Shares may be relevant to Shareholders. Shareholders are urged to consider carefully all of the information contained herein and consult with their own advisers, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Shares.

The Offer is not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers. Nevertheless, the Purchaser reserves the right to gauge the response to this solicitation, and, if not successful in purchasing Shares pursuant to this Offer, may consider future offers. Factors affecting the Purchaser’s future interest in acquiring additional shares of common stock include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchaser and its investment fund affiliates, the current diversification and performance of each affiliated fund’s portfolio of real estate interests, the development of any public market in the Shares or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Corporation’s operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

General Background Information

Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Corporation or its management, has been derived from information provided in reports filed by the Corporation with the Securities and Exchange Commission. Tendering Shareholders will not be obligated to pay transfer fees, brokerage fees, or commissions on the sale of the Shares to the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses incurred in connection with the Offer. The Purchaser desires to purchase up to 1,600,000 Shares. If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 1,600,000, we will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 1,600,000 Shares are so tendered and not withdrawn, we will accept for payment and pay for 1,600,000 Shares so tendered, pro rata according to the number of Shares so tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate. However, you have the option to sell ‘All or None’ of your Shares by checking the appropriate box on the Amended Assignment Form. If you check that box, we will only purchase your Shares if we can purchase all of your Shares; otherwise, you will be deemed to automatically withdraw your tender. See Section 2 —Acceptance for Payment and Payment for Shares; Proration and Section 4. Withdrawal Rights.

The Purchaser will pay certain fees and expenses to its affiliates, and to CTT and CTT’s affiliates, for certain services provided in connection with the Offer. For more information about these fees and expenses, see Section 14 — Fees and Expenses.

If, prior to the Expiration Date, the Purchaser increases the consideration offered to Shareholders pursuant to the Offer, such increased consideration will be paid with respect to all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration. Shareholders are urged to read this Offer to Purchase and the accompanying Amended Assignment Form carefully before deciding whether to tender their Shares.

AMENDED TENDER OFFER

Section 1. Terms of the Offer. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term “Expiration Date” shall mean 11:59 p.m., Eastern Time, on March 20, 2018, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire. The Offer is conditioned on satisfaction of certain conditions. See Section 13, which sets forth in full the conditions of the Offer. The Purchaser reserves the right (but shall not be obligated), in their sole discretion and for any reason, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered, terminate the Offer and return all tendered Shares to tendering Shareholders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of Shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) to amend the Offer. Notwithstanding the foregoing, upon the expiration of the Offer, if all conditions are either satisfied or waived, the Purchaser will promptly pay for all validly tendered Shares upon the confirmation from the Corporation or its transfer agent that the Shares have been transferred to the Purchaser, and the Purchaser does not intend to imply that the foregoing rights of the Purchaser would permit the Purchaser to delay payment for validly tendered Shares following expiration.

The Purchaser does not anticipate and has no reason to believe that any condition or event will occur that would prevent the Purchaser from purchasing tendered Shares as offered herein. Further, by tendering your Shares, you are agreeing to arbitrate any disputes that may arise between you and any other party related to the Offer, to subject yourself to personal jurisdiction in Maryland, and that the prevailing party in any such action will be entitled to recover attorney fees and costs. However, by so doing, you are not waiving any of your rights under the federal securities laws or any rule or regulation thereunder.

Section 2. Acceptance for Payment and Payment for Shares; Proration. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn in accordance with Section 4, promptly following the Expiration Date and upon confirmation from the Corporation or its transfer agent that the Shares have been transferred to the Purchaser. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by CTT of a properly completed and duly executed Amended Assignment Form (or facsimile thereof) and any other documents required by the Amended Assignment Form. The Purchaser desires to purchase up to 1,600,000 Shares. If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 1,600,000, we will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 1,600,000 Shares are so tendered and not withdrawn, we will accept for payment and pay for 1,600,000 Shares so tendered, pro rata according to the number of Shares so tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate.

In the event that proration is required, because of the difficulty of immediately determining the precise number of Shares to be accepted, the Purchaser will announce the final results of proration promptly following the Expiration Date. The Purchaser will not pay for any Shares tendered until after the final proration factor has been determined, but will pay for Shares tendered promptly following the Expiration Date.

Shareholders may indicate, by checking a box on the Amended Assignment Form (the ‘All or None’ Box), that they only wish to sell their Shares if they will be able to sell all of their Shares, without any proration. See Section 4 — Withdrawal Rights. If more than

1,600,000 Shares have been properly tendered without checking the ‘All or None’ Box, then the above description of proration will apply only to tenders of such Shares that do not have the ‘All or None’ Box checked. Shareholders that check the ‘All or None’ Box will not be assigned priority over other tendering Shareholders in determining the final results of the Offer.

For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Shares when, as and if the Purchaser gives oral or written notice to CTT of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will in all cases be made by deposit of the Offer Price with CTT, which will act as agent for the tendering Shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Shareholders.

Under no circumstances will interest be paid on the Offer Price by reason of any delay in making such payment. If any tendered Shares are not purchased for any reason (other than due to proration as described above), the Amended Assignment Form with respect to such Shares not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any Shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser’s rights under Section 13, CTT may instruct the Corporation’s transfer agent to retain tendered Shares and such Shares may not be withdrawn (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the Shares deposited by or on behalf of the Shareholder promptly after the termination or withdrawal of a tender offer), except to the extent that the tendering Shareholders are entitled to withdrawal rights as described in Section 4. If, prior to the Expiration Date, the Purchaser shall increase the consideration offered to Shareholders pursuant to the Offer, such increased consideration shall be paid for all Shares accepted for payment pursuant to the Offer, whether or not such Shares were tendered prior to such increase.

Section 3. Procedures for Tendering Shares.

Valid Tender. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Amended Assignment Form (a copy of which is being filed with this Offer to Purchase) with any other documents required by the Amended Assignment Form must be received by CTT at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. A Shareholder may tender any or all Shares owned by such Shareholder. In order for a tendering Shareholder to participate in the Offer, Shares must be validly tendered and not withdrawn prior to the Expiration Date, which is 11:59 p.m., Eastern Time, on March 20, 2018, or such date to which the Offer may be extended. The method of delivery of the Amended Assignment Form and all other required documents is at the option and risk of the tendering Shareholder and delivery will be deemed made only when actually received by CTT.

Other Requirements. By executing an Amended Assignment Form as set forth above, a tendering Shareholder irrevocably appoints the designees of the Purchaser as such Shareholder’s proxies, in the manner set forth in the Amended Assignment Form, each with full power of substitution, to the full extent of such Shareholder’s rights with respect to the Shares tendered by such Shareholder and accepted for payment by the Purchaser. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such Shareholder with respect to such Shares will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The designees of the Purchaser will, with respect to such Shares, be empowered to exercise all voting and other rights of such Shareholder as they in their sole discretion may deem proper at any meeting of Shareholders, by written consent or otherwise. In addition, by executing an Amended Assignment Form, a Shareholder also assigns to the Purchaser all of the Shareholder’s rights to receive dividends from the Corporation with respect to Shares which are accepted for payment and purchased pursuant to the Offer, other than those dividends paid during the period commencing on the Offer Date and terminating on the Expiration Date.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Shares pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination may be challenged in a court of competent jurisdiction. The Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Shares tendered may, in the opinion of the Purchaser’s counsel, be unlawful. The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Shares of any particular Shareholder, and the Purchaser’s interpretation of the terms and conditions of the Offer (including the Amended Assignment Form and the Instructions thereto) will be final and binding. Neither the Purchaser, CTT, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification. A tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering Shareholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering Shareholder’s representation and warranty that (i) such Shareholder owns the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Share complies with Rule 14e-4.

Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Shareholders who have granted options to sell or purchase the Shares, hold option rights to acquire such securities, maintain “short” positions in the Shares (i.e., have borrowed the Shares) or have loaned the Shares to a short seller. A Shareholder will be deemed to tender Shares in compliance with Rule 14e-4 and the Offer if the holder is the record owner of the Shares and the holder (i) delivers the Shares pursuant to the terms of the Offer, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in the Offer (such as facsimile delivery of the Amended Assignment Form).

Section 4. Withdrawal Rights. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. For withdrawal to be effective a written or facsimile transmission notice of withdrawal must be timely received by CTT at the address or the facsimile number set forth in the attached Amended Assignment Form. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn and must be signed by the person(s) who signed the Amended Assignment Form in the same manner as the Amended Assignment Form was signed. If purchase of, or payment for, Shares is delayed for any reason or if the Purchaser is unable to purchase or pay for Shares for any reason, then, without prejudice to the Purchaser’s rights under the Offer, tendered Shares may be retained by CTT on behalf of the Purchaser and may not be withdrawn except to the extent that tendering Shareholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination may be challenged in a court of competent jurisdiction. Neither the Purchaser, nor CTT, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Shares may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

Automatic Withdrawal Option. Shareholders may indicate, by checking a box on the Amended Assignment Form (the ‘All or None Box’), that they only wish to sell their Shares if they will be able to sell all of their Shares, without any proration. If at any time during the day of the Expiration Date more than 1,600,000 Shares have been properly tendered, unless the Purchaser amends the Offer to increase the number of Shares to be purchased, the Purchaser will deem all Shares from Shareholders that checked the All or None Box to be withdrawn and not validly tendered for purposes of the Offer. Neither the Purchaser nor any other person will be under any duty to give any notice that such automatic withdrawal will occur. Shareholders may change their election whether or not to check the All or None Box at any time on or prior to the Expiration Date by submitting a new Amended Assignment Form with their preferred election, in the manner described in Section 3 herein.

Section 5. Extension of Tender Period; Termination; Amendment. The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares by giving oral or written notice of such extension to CTT, (ii) upon the occurrence or failure to occur of any of the conditions specified in Section 13, to terminate the Offer and not accept for payment any Shares by giving oral or written notice of such termination to CTT, and (iii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Shares being sought in the Offer or both) by giving oral or written notice of such amendment to CTT prior to the Expiration Date. Any extension, termination, or amendment will be followed promptly by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), the Purchaser will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a press release. The Purchaser may also be required by applicable law to disseminate to Shareholders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer. The Purchaser will not provide a subsequent offering period following the Expiration Date.

If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, CTT may instruct the Corporation’s transfer agent to retain tendered Shares on behalf of the Purchaser, and such Shares may be withdrawn to the extent tendering Shareholders are entitled to withdrawal rights as described in Section 4 (generally, if notice of withdrawal is given to CTT prior to the Expiration Date). However, the ability of the Purchaser to delay payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer, except that the Purchaser may delay payment until it receives confirmation from the Corporation or its transfer agent that the Shares have been transferred to the Purchaser.

If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten-business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through midnight, Eastern Time. Any material change in the terms of the Offer will be published, sent, or given to you in a manner reasonably designed to inform you of such change; in most cases we will mail you supplemental materials.

Section 6. Material Federal Income Tax Consequences.  The following discussion summarizes material U.S. federal income tax considerations that may be relevant to a Shareholder upon the tender of Shares for cash pursuant to the Offer, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated and proposed thereunder, judicial authority and administrative interpretations, each as of the date of this Offer, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities, subsequent to the date of this Offer or retroactively applied, may cause the U.S. federal income tax consequences to vary substantially from the consequences described below. There is no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of tendering Shares pursuant to the Offer.

This discussion is limited to Shareholders who hold their Shares as capital assets within  the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the tax considerations arising under U.S. federal estate or U.S. federal gift tax laws or under the laws of any non-U.S., state, local or other jurisdiction or any tax treaties. In addition, this discussion does not address all U.S. federal income tax considerations that may be important to a Shareholder in light of the Shareholder’s circumstances, or to certain categories of Shareholders that may be subject to special rules, such as:

•                                          governmental bodies or agencies or instrumentalities thereof;

•                                          holders subject to the alternative minimum tax;

•                                          entities that are exempt from U.S. federal income tax;

•                                          brokers or dealers in securities or currencies;

•                                          traders in securities that elect to use a mark to market method of tax accounting for their securities;

•                                          persons that are partnerships, subchapter S corporations or other pass through entities or holders of interests therein;

•                                          U.S. expatriates and certain former citizens or long term residents of the United States;

•                                          United States holders (as defined below) whose functional currency is not the U.S. dollar;

•                                          passive foreign investment companies and controlled foreign corporations;

•                                          foreign entities treated as domestic corporations for U.S. federal tax purposes;

•                                          qualified foreign pension funds;

•                                          common trust funds;

•                                          banks, thrifts, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions

•                                          except as specifically described in the following summary, a trust, estate or non-U.S. person; or

•                                          persons who hold the Shares as a position in a hedging, conversion or constructive sale transaction or a straddle or other risk reduction transaction or as a “synthetic security” or in an integrated transaction.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal tax purposes) holds Shares, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership, among other things. If you are a partner of a partnership holding Shares, you are urged to consult your own tax advisor regarding the tax consequences of tendering Shares pursuant to the Offer.

The discussion set out herein is intended only as general information of the material U.S. federal income tax consequences to a Shareholder. This discussion should not be construed as tax advice and does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the Offer. We urge you to consult your own tax advisor concerning the application of the U.S. federal income tax laws to you in connection with the Offer in light of your particular situation, as well as any consequences under the U.S. federal estate or U.S. federal gift tax laws or under the laws of any state, local or non U.S. jurisdiction consequences or under any applicable tax treaty.

United States Holders.  You are a “United States holder” for purposes of this discussion if you are a Shareholder and you are for U.S. federal income tax purposes:

•                                          an individual who is a U.S. citizen or U.S. resident alien;

•                                          a corporation (or other entity taxable as a corporation) that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•                                          an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•                                          a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons”, as defined in the Code, have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person”, as defined in the Code.

Tender of Shares.  You will generally recognize capital gain or loss on the exchange of your Shares for cash pursuant to the Offer. This gain or loss will equal the difference between the amount of cash you receive and your adjusted tax basis in your Shares.  The gain or loss will be long-term capital gain or loss if you held your Shares for more than one year at the time of the exchange. Long-term capital gains of individuals, estates and trusts currently are eligible for reduced rates of U.S. federal income tax. Long-term capital gains of corporations are not subject to reduced U.S. federal income tax rates and are subject to U.S. federal income tax at the same rate as the corporation’s ordinary income. The deductibility of capital losses may be subject to limitation. If you retain your Shares, distributions out of the Corporation’s current and accumulated earnings and profits (and not designated as capital gain dividends or qualified dividend income) generally will be taxable as ordinary income; however, for taxable years before 2026, pursuant to Code Section 199A, if you are a non-corporate Shareholder you will be eligible for preferential effective tax rates on the Corporation’s dividends that are not treated as capital gain dividends or as qualified dividend income.

Information Reporting and Backup Withholding.  Information reporting requirements generally will apply to proceeds from the exchange of Shares pursuant to the Offer, unless you are a recipient that is exempt from such information reporting (such as a corporation) and, if required, certify as to that status.  Backup withholding will apply to such payments unless you provide the Purchaser with a correct taxpayer identification number (which, if you are an individual, would generally be your Social Security Number), certified under penalties of perjury, as well as certain other information, or you otherwise comply with applicable requirements of the backup withholding rules or establish an exemption from backup withholding.  Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally will be allowed as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information to the IRS. You should consult your tax advisor regarding the application of backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Surtax on Unearned Income.  An additional Unearned Income Medicare Contribution surtax of 3.8% is imposed upon the “net investment income” of certain United States citizens and resident aliens and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes certain net gain from the disposition of property, such as the Shares, less certain deductions. The surtax only applies if the adjusted gross income of the taxpayer exceeds certain threshold amounts. You should consult your tax advisor with respect to the tax consequences of the Unearned Income Medicare Contribution surtax.

Non-United States Holders. You are a “non-United States holder” for purposes of this discussion if you are a Shareholder that is an individual, corporation, estate or trust and that is not a United States holder.

Tender of Shares. Subject to the discussion of backup withholding and other withholding requirements below, as a non-United States holder, you generally will not be subject to U.S. federal income tax on any gain realized on the exchange of your Shares pursuant to the Offer unless:

•                                          the gain is effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment maintained by you in the United States); or

•                                          if you are an individual, you are present in the United States for 183 days or more in the taxable year of the exchange, and certain other requirements are met.

If you are described in the first bullet above, you generally will be subject to U.S. federal income tax as described in “—Income or Gain Effectively Connected with a U.S. Trade or Business” below. If you are described in the second bullet above, except as otherwise provided under an applicable income tax treaty, you will generally be subject to U.S. federal income tax at a flat rate of 30% on any gain derived from the exchange of your Shares that may be offset by U.S. source capital losses (even though you are not considered a resident of the United States).

Income or Gain Effectively Connected with a U.S. Trade or Business.  If any gain on the exchange of your Shares pursuant to the Offer is effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment maintained by you in the United States), then the gain generally will be subject to U.S. federal income tax at regular graduated income tax rates in generally the same manner as if you were a United States holder unless an applicable income tax treaty provides for an exemption. If you are a corporation, that portion of your earnings and profits that is effectively connected with your trade or business within the United States (and, in the case of an applicable tax treaty, is attributable to your permanent establishment in the United States) also may be subject to a “branch profits tax” at a 30% rate, unless you are a qualified resident of a country with which the United States has an income tax treaty, in which case such income tax treaty may provide for a lower rate.

Information Reporting and Backup Withholding.  You may be subject to information reporting and backup withholding with respect to any payments to you of proceeds from the exchange of your Shares, unless you comply with certain reporting procedures (usually satisfied by providing the appropriate form from the IRS Form W-8 series) or otherwise establish an exemption.  Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-United States holder’s United States federal income tax liability, provided the required information is furnished to the IRS.

Section 7. Effects of the Offer.

Limitations on Resales. The Purchaser does not believe the provisions of the Corporation’s Articles of Incorporation restrict transfers of Shares pursuant to the Offer.

Effect on Trading Market. If a substantial number of Shares are purchased pursuant to the Offer the result would be a reduction in the number of Shareholders. Reducing the number of security holders in certain kinds of equity securities might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. However, there is no established public trading market for the Shares and none is expected to develop. Therefore, the Purchaser does not believe a reduction in the number of Shareholders will materially further restrict the Shareholders’ ability to find purchasers for their Shares through secondary market transactions.

Voting Power of Purchaser. If the Purchaser acquires a significant number of the Shares sought hereunder, such acquisition of Shares could give the Purchaser a controlling voting interest in matters subject to a shareholder vote. The Corporation holds annual meetings to elect directors and conduct other business. Votes of Shareholders might also be solicited for matters affecting the fundamental structure of the Corporation, such as the sale of the properties and dissolution of the Corporation. A Shareholder who tenders Shares to the Purchaser grants a proxy to the Purchaser as of the date of acceptance of the tender, granting the Purchaser the right to vote such Shares in its sole discretion as to any matters for which the Corporation has established a record date prior to the time such. Shares are transferred by the Corporation to the Purchaser. The Purchaser reserves the right to exercise any and all rights it might hold in the event that any vote is called by the Corporation, or if, in the future, changes in circumstances would dictate that it or other shareholders exercise their right to vote. Thus, if the Purchaser purchases a significant number of the outstanding Shares of the Corporation (pursuant to this and any other tender offers and other purchases), it may be in a position to control the Corporation by virtue of being able to vote in board of directors elections and other matters requiring shareholder consent.

Section 8. Future Plans. Following the completion of the Offer, the Purchaser, or its affiliates, may acquire additional Shares. Any such acquisitions may be made through private purchases, one or more future tender offers or by any other means deemed advisable or appropriate. Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the Shares purchased pursuant to the Offer. The Purchaser is seeking to purchase a total of 1,600,000 Shares. If the Purchaser acquires fewer than 1,600,000 Shares pursuant to the Offer, the Purchaser may seek to make further purchases on the open market at prevailing prices, or solicit Shares pursuant to one or more future tender offers at the same price, a higher price or, if the Corporation’s circumstances change, at a lower price. Alternatively, the Purchaser may discontinue any further purchases of Shares after termination of the Offer, regardless of the number of Shares purchased. The Offer is not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers. Nevertheless, as noted above, the Purchaser reserves the right to gauge the response to this solicitation, and, if not successful in purchasing 1,600,000 Shares in this Offer, may consider future offers. Factors affecting the Purchaser’s future interest in acquiring additional Shares include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchaser and its investment fund affiliates, the current diversification and performance of each affiliated fund’s portfolio of real estate interests, the development of any public market in the Shares or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Corporation’s operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

The Purchaser is acquiring the Shares pursuant to the Offer solely for investment purposes. The Purchaser has no present intention to seek control of the Corporation or to change the management or operations of the Corporation. The Purchaser does not have any present intention to take any action in connection with the liquidation of the Corporation. The Purchaser nevertheless reserves the right, at an appropriate time, to exercise its rights as a shareholder to vote on matters subject to a shareholder vote, including, but not limited to, any vote to affecting the sale of the Corporation’s properties and the liquidation and dissolution of the Corporation. Except as expressly set forth herein, the Purchaser has no present intention to seek control of the Corporation, to cause the Corporation to engage in any extraordinary transaction, to cause any purchase, sale or transfer of a material amount of the assets of any Corporation, to make any change in the dividend policies, indebtedness or capitalization of any Corporation or to change the structure, management or operations of the Corporation, the listing status of the Shares or the reporting requirements of the Corporation. However, if the Purchaser purchases a significant number of the outstanding Shares of the Corporation (pursuant to this and any other tender offers and other purchases), it may be in a position to control the Corporation by virtue of being able to vote in board of directors elections and other matters requiring shareholder consent.

Section 9. The Business of the Corporation. For information about the Corporation, please refer to the 2016 Form 10-K, its Quarterly Reports on Form 10-Q and any other materials sent to you by the Corporation. These documents contain updated information concerning the Corporation, including detailed information regarding the properties owned, including mortgages, rental rates, operations, management, and taxes. In addition, the Corporation is subject to the information and reporting requirements of the Exchange Act and information about the Corporation can be obtained on the Commission’s EDGAR system, at its internet web site at www.sec.gov, and are available for inspection at the Commission’s principal office in Washington, D.C.

Section 10. Certain Information Concerning the Purchaser. The Purchaser is Comrit Investments 1, Limited Partnership, a Cayman Islands Exempted Limited Partnership. For information concerning the Purchaser and its principals, please refer to Schedule I attached hereto. The principal business of the Purchaser is investment in securities, particularly real estate-based securities. The principal business address of the Purchaser is 9 A’had Ha’am St., Tel Aviv, P.O.B 29161, 61291, Israel. The Purchaser has made a binding commitment to contribute and have available sufficient amounts of capital necessary to fund the acquisition of all Shares subject to the Offer, the expenses to be incurred in connection with the Offer, and all other anticipated costs of the Purchaser. The Purchaser is not a public company. The Purchaser has invested approximately $100 million in non-traded REITs in the United States. The Purchaser has aggregate assets that are more than sufficient to fund its obligation to purchase Shares in this Offer and any other outstanding tender offers. Plotkin Financial Advisors, LLC (“Plotkin”), who is advising the Purchaser in connection with the Offer, is a registered investment adviser under the Investment Advisers Act of 1940, but is not a registered broker-dealer. Plotkin is exclusively advising the Purchaser in connection with the Offer and owes no duty to the Shareholders, fiduciary or otherwise, to advise them of their rights under the Offer.

Except as otherwise set forth herein, (i) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser beneficially owns or has a right to acquire any Shares, (ii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares within the past 60 days, (iii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Corporation, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between the Purchaser or, to the best knowledge of the Purchaser, the persons listed on Schedule I, or any affiliate of the Purchaser on the one hand, and the Corporation or its affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between the Purchaser, or to the best knowledge of the Purchaser any affiliate of the Purchaser on the one hand, the persons listed on Schedule I, and the Corporation or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) no person listed on Schedule I has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and (vii) no person listed on Schedule I has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Section 11. Source of Funds. The Purchaser expects that approximately $25,632,000 would be required to purchase 1,600,000 Shares, if tendered, and an additional $700,000 may be required to pay related fees and expenses. The Purchaser anticipates funding all of the purchase price and related expenses through its existing capital and assets. The cash and liquid securities necessary to complete the entire purchase are readily available and are committed to that purpose. Accordingly, there are no financing arrangements to fall through and no alternative financing plans.

Section 12. Conditions of the Offer. Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or to pay for any Shares tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall have been obtained or occurred on or before the Expiration Date. As of the Offer Date, the Purchaser is unaware of any such required authorizations, approvals, or waiting periods relating to this Offer. The Purchaser shall not be required to accept for payment or pay for any Shares and may terminate or amend the Offer as to such Shares if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

(a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Shares by the Purchaser, (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Corporation’s Shareholders, (iii) requires divestiture by the Purchaser of any Shares, (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer (see the discussion of such benefits in the Summary Term Sheet and Introduction sections of the Offer to Purchase) or (v) materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser or the Corporation, in the reasonable judgment of the Purchaser;

(b) there shall be: (1) any statute, rule, regulation, or order proposed, enacted, enforced, promulgated, issued, or deemed applicable to the Offer by any federal or state court, government, or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; or (2) any other action taken; either of which will, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Corporation, which, in the reasonable judgment of the Purchaser, is or will be materially adverse to the Corporation, or the Purchaser shall have become aware of any fact that, in the reasonable judgment of the Purchaser, does or will have a material adverse effect on the value of the Shares;

(d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(e) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) more than fifty percent of the outstanding Shares have been or are proposed to be acquired by another person (including a “group” within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Shares beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Shares.

The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser or may be waived by the Purchaser in whole or in part at any time and from time to time prior to the Expiration Date in its sole exercise of reasonable discretion, and the Offer will remain open for a period of at least five business days following any such waiver of a material condition. However, if we waive a certain condition for one tendering Shareholder, we will waive that condition for all Shareholders tendering Shares. Any determination by the Purchaser concerning the events described above will be final and binding upon all parties, subject, of course, to the parties’ ability to seek review of any contested determination by an arbitrator pursuant to Section 16.

Section 13. Certain Legal Matters.

General. Except as set forth in this Section 14, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser’s present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Shares tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Corporation’s business, or that certain parts of the Corporation’s business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing Shares thereunder. The Purchaser’s obligation to purchase and pay for Shares is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

Antitrust. The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Shares pursuant to the Offer.

Margin Requirements. The Shares are not “margin securities” under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. The Purchaser is not seeking a controlling block of Shares or such a number of Shares as to fall within these state statutes and, therefore, does not believe that any anti-takeover laws apply to the transactions contemplated by the Offer. Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer or any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for any Shares tendered.

Section 14. Fees and Expenses. The Purchaser has retained CTT to facilitate the settlement of and payment for the tendered Shares in conjunction with Corporation’s transfer agent. As compensation for such services, the Purchaser will pay CTT a fee in the amount of 2% of the aggregate purchase price, plus reimbursement for out-of-pocket expenses, as well as a $5,000 administrative fee. The Purchaser will also pay all costs and expenses of printing, publication and mailing of the Offer and all costs of transfer.

Additionally, the Purchaser will pay Independent Financial Group, LLC (“IFG”), member FINRA and SIPC, a commission of 5.0% and a due diligence fee of 0.5% of the aggregate purchase price in connection to the Offer. IFG has been engaged exclusively by the Purchaser in connection with the Offer and owes no duty to the Shareholders, fiduciary or otherwise, to advise them of their rights under the Offer.

Section 15. Miscellaneous. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) SHAREHOLDERS IN ANY U.S. STATE IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH U.S. STATE. THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Amended Assignment Form and, if given or made, such information or representation must not be relied upon as having been authorized. Further, by tendering your Shares, you are agreeing to arbitrate any disputes that may arise between you and any other party related to the Offer, to subject yourself to personal jurisdiction in Maryland, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.

SCHEDULE I

THE PURCHASER AND ITS PRINCIPALS

The Purchaser is Comrit Investments 1, Limited Partnership, a Cayman Islands Exempted Limited Partnership. Comrit Investments Ltd., a limited liability private company organized under the laws of the State of Israel, is the general partner of the Purchaser (the “General Partner”). The names of the controlling persons and executive officers of the General Partner are set forth below.

Comrit Investments Ltd.

General

The General Partner was incorporated under the laws of the State of Israel on January 12, 2015 and registered as a foreign company in the Cayman Islands on January 29, 2015. Its principal office is located at 9 A’had Ha’am St., Tel Aviv, P.O.B 29161, 61291, Israel. The General Partner manages the business and affairs of the Purchaser. The General Partner has the authority to, and may, engage one or more firms to serve as custodian, broker-dealers, investment adviser and/or administrator for the Purchaser.

Management of the General Partner

The General Partner is not registered as an investment adviser under the Investment Advisers Act and is not registered as an investment portfolio manager under the Israeli Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management Law, 1995. The General Partner is a 100% owned subsidiary of I.B.I. Investment House Ltd (“I.B.I.”) and its directors are Mr. Iddo Kook and David Lubetzky. The principal of the Purchaser is Mr. Ziv Sapir (the “Principal”).

I.B.I.

I.B.I., an Israeli public company traded on the Tel Aviv Stock Exchange, has over 40 years of experience in the Israeli capital market. I.B.I. manages over NIS 40 billion in a wide range of financial services, including, but not limited to: mutual funds, provident funds, study funds and investment portfolios management, institutional brokerage services both for local and offshore markers, internet trading for private clients etc. I.B.I. also manages assets on behalf of institutional investors, corporations, non-profit organizations, research funds and private clients. Backed by its research department, I.B.I. also owns one of the largest underwriting companies in Israel.

Iddo Kook

Mr. Kook is an experienced investment manager in the Israeli capital market with more than 20 years of experience. Mr. Kook is a licensed portfolio manager and currently serves as the joint CEO of I.B.I. Investment House Ltd. and chairman of the board of directors of Israel Brokerage & Investments, I.B.I. Ltd. and I.B.I. Provident Funds Ltd. Mr. Kook received a B.Sc in life science and an MBA from Tel Aviv University.

David Lubetzky

Mr. Lubetzky is the CEO of I.B.I. Amban Investment Management Ltd. in addition, Mr. Lubetzky serves as the chairman of the board of directors of I.B.I. Mutual Funds Management Ltd. and as a director for I.B.I. Investment House Ltd. Mr. Lubetzky received a B.A. in economics from Tel Aviv University and is a licensed portfolio manager.

Ziv Sapir

Mr. Sapir has more than 12 years of experience in capital markets. Before joining I.B.I. Investment House Ltd. in 2014, Mr. Sapir served as VP investment in Migdal Capital Markets Ltd., an Israeli investment house owned by one of the largest insurance companies in Israel, Migdal, establishing and operating the company’s offshore investment desk. Mr. Sapir currently serves as the CEO of the General Partner and is also in charge of I.B.I.’s offshore investments and alternative investment funds. Mr. Sapir received a B.A. in Finance from the Interdisciplinary Center and an M.A in Law from Bar Ilan University and is a licensed portfolio manager.

The Investment Committee

The Purchaser has an Investment Committee composed of three members, which are currently Messrs. Kook, Lubetzky, and Sapir. The number of members in the Investment Committee and/or their identity may be amended from time to time by the General Partner in its sole discretion. The Investment Committee sets investment guidelines for the General Partner and Principal, to invest on behalf of the Purchaser within which, subject to the Purchaser’s investment objectives, the General Partner and the Principal shall have the right in their joint sole discretion to decide on behalf of the Purchaser whether and to what extent the Purchaser will participate in a particular investment.